EXHIBIT 5


                                        September 6, 1995



Applebee's International, Inc.
4551 West 107th Street
Overland Park, Kansas  66207

Ladies and Gentlemen:

         I  have  acted  as  counsel  to  Applebee's  International,  Inc.  (the
"Company"), a Delaware corporation, in connection with the offering of up to 31,000 shares of the common stock, $.01 par value, of the Company (the "Common Stock") by certain selling stockholders of the Company pursuant to a registration statement on Form S-3 filed under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the Common Stock.

         In the connection with the foregoing, I have examined such documents, corporate and other records and such questions of law as I deemed appropriate for the purpose of the opinion expressed herein. On the basis of such examination I am of the opinion that the shares of Common Stock are legally issued, fully paid and nonassessable shares of the Company.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me, in my capacity as General Counsel of the Company, under the caption "Legal Opinion" in the prospectus constituting a part of the Registration Statement.

                                        Very truly yours,



                                        Robert T. Steinkamp
                                        Vice President, Secretary
                                        and General Counsel